Exhibit 99.1

press release

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE

COMFORCE CORPORATION ANNOUNCES FIRST QUARTER 2010 RESULTS

Revenues Rise 4.2% to $143.8 Million

Woodbury, NY – May 6, 2010 -- COMFORCE Corporation (NYSE Amex: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services today reported results for its first quarter ended March 28, 2010.

The Company reported revenues for the first quarter of 2010 of $143.8 million, compared to revenues of $138.0 million for the first quarter of 2009, a 4.2% increase.  Revenues of PRO Unlimited®, the Company’s Human Capital Management segment, increased $17.3 million, or 19.1% over the first quarter of 2009, primarily due to an increase in services provided to both new and existing clients.  PRO Unlimited reported gross profit for the first quarter of 2010 of $12.6 million, compared to $11.6 million for the first quarter of 2009.  Staff Augmentation revenue decreased by $11.5 million, or 24.6% reflecting a decrease in client demand for services in this sector and a reduction in clients serviced. One major client accounted for approximately $6.0 million of the $11.5 million decline in Staff Augmentation revenue.

The Company’s gross profit for the quarter was $20.1 million, or 14.0% of sales, compared to $20.6 million, or 14.9% of sales for first quarter 2009. The decrease in gross profit as a percentage of sales is the result of pricing pressures COMFORCE is facing in the current economic environment, higher payroll related taxes, and PRO being a greater percentage of the Company’s overall revenue.

Selling, general and administrative (SG&A) expenses declined $1.6 million in the first quarter of 2010, compared to the first quarter of 2009.  SG&A expenses as a percentage of net sales were 12.0% for the first quarter of 2010, compared to 13.6% for the same period last year.
This decrease was primarily due to lower personnel costs and COMFORCE’s ongoing initiatives to reduce expenses and control costs as sales have continued to decline in the  Staff Augmentation segment.

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Operating income for the quarter was $2.0 million, compared to operating income of $1.0 million for the same quarter last year.

Interest expense was $731,000 for the first quarter of 2010, compared to $644,000 for the first quarter of 2009.  The increase in interest expense was primarily due to the Company’s higher interest rates under its new credit facility signed in November 2009, which was partially offset by the elimination of interest expense associated with the repayment of $1.9 million principal on 8% Convertible Notes.  While COMFORCE is paying higher interest rates than previously, the Company’s believes the loan terms to be very favorable in the current marketplace.

The Company’s income before income taxes was $1.0 million for the first quarter of 2010, compared to $292,000 for the same period last year.

COMFORCE recorded a tax provision of $458,000 in the first quarter of 2010, compared to a tax provision of $136,000 in the first quarter of 2009.

Net income for the first quarter of 2010 was $576,000, compared to net income of $156,000 for the same period last year.  The net income available to common stockholders for the first quarter of 2010 was $325,000, or $0.02 per basic and diluted share, compared to a net loss available to common stockholders of $95,000, or $0.01 per basic and diluted share for the same period last year.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “We are pleased to have reported an increase in our first quarter revenues.  Significant to this increase was the strong performance of PRO Unlimited over last year’s first quarter.  As I’ve indicated in the past, we have seen a trend for companies to rely increasingly on providers of human capital management services such as those provided by PRO and RightSourcing®, and believe they continue to represent excellent growth potential.”

Mr. Fanning concluded, “There have been some indications that the staffing industry may be seeing the beginnings of a recovery; however to date this recovery appears to be modest.  Therefore, we will continue with our initiatives to contain costs and reduce spending to address current business conditions.  At the same time we will pursue opportunities to the benefit of our stakeholders as the economy and our industry recovers.”

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PrO Unlimited subsidiary.  The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

-More-

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.

Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our clients to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•
the current economic crisis has created a tightening of the credit markets coupled with increasing interest rates, which, if these conditions persist or deteriorate, could potentially further increase our interest expenses;

•
in the current economic climate, some state taxing authorities are more strictly interpreting business tax laws and regulations and more aggressively seeking to enforce these laws and regulations to address shortfalls in state tax revenues;

•
increases in the effective rates of any payroll-related costs or business taxes that we are unable to pass on to or recover from our clients, particularly in a climate of heightened competitive pressure;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;
•	our inability to collect fees due to the bankruptcy of our clients, including the amount of any wages we have paid to our employees for work performed for these clients;
•	our inability to keep pace with rapid changes in technology in our industry;
•
potential losses relating to the placement of our employees in other workplaces, including our employees’ misuse of client proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;
•	continuing unfavorable developments in our business may result in the necessity of writing off goodwill in future periods, in addition to write-offs in 2009 and earlier periods;
•	as a result of covenants and restrictions in our credit facility, our inability to use available cash in the manner we believe will maximize stockholder value;
•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or
•
any of the other factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 27, 2009 (copies of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 28,	March 29,
	2010	2009

Net sales of services	$143,815	$138,029

Costs and expenses:
Cost of services	123,711	117,410
Selling, general and administrative expenses	17,188	18,774
Depreciation and amortization	870	836

Total costs and expenses	141,769	137,020

Operating income	2,046	1,009

Other (expense) income:
Interest expense	(731)	(644)
Other expense, net	(281)	(73)
	(1,012)	(717)

Income before income taxes	1,034	292
Provision for income taxes	458	136
Net income	$576	$156

Dividends on preferred stock	251	251

Net income (loss) available to common stockholders	$325	$(95)

Basic income (loss) per common share	$0.02	$(0.01)

Diluted income (loss) per common share	$0.02	$(0.01)

Weighted average common shares outstanding, basic	17,388	17,388
Weighted average common shares outstanding, diluted	27,662	17,388

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
March 28, 2010 and December 27, 2009
(in thousands, except share and per share amounts)
(unaudited)

	March 28,	December 27,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$3,978	2,986
Accounts receivable, less allowance of $81 in 2010 and $94 in 2009	128,447	125,138
Funding and service fees receivable, less allowance of $8 in 2010 and 2009	5,744	8,107
Prepaid expenses and other current assets	2,918	3,003
Deferred income taxes, net	707	707
Total current assets	141,794	139,941

Property and equipment, net	7,798	8,624
Deferred financing costs, net	579	634
Goodwill	15,973	15,973
Other assets, net	249	113

Total assets	$166,393	165,285

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,849	2,491
Accrued expenses	115,451	120,841
Total current liabilities	118,300	123,332

Long-term debt	62,000	56,600
Deferred income taxes, net	702	636
Other liabilities	173	176

Total liabilities	181,175	180,744

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,387,663 shares issued and outstanding in 2010 and 2009	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at March 28, 2010 and December 27, 2009, with an aggregate liquidation preference of $9,426 at March 28, 2010 and $9,311 at December 27, 2009	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at March 28, 2010 and December 27, 2009, with an aggregate liquidation preference of $762 at March 28, 2010 and $752 at December 27, 2009	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at March 28, 2010 and December 27, 2009, with an aggregate liquidation preference of $9,422 at March 28, 2010 and $9,296 at December 27, 2009	10,264	10,264
Additional paid-in capital	48,700	48,700
Accumulated other comprehensive loss	(190)	(291)
Accumulated deficit	(78,547)	(79,123)

Total stockholders’ deficit	(14,782)	(15,459)

Total liabilities and stockholders’ deficit	$166,393	165,285

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